Registration No. 333-

As filed with the Securities and Exchange Commission, April 4, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

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W. P. CAREY INC.

(Exact name of registrant as specified in its charter)

_____________

Maryland	45-4549771
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

50 Rockefeller Plaza
New York, New York	10020
(Address of Principal Executive Offices)	(Zip code)

_____________

W. P. Carey Inc. Employee Share Purchase Plan

(Full title of the plan)

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Trevor P. Bond

Chief Executive Officer

W. P. Carey Inc.

50 Rockefeller Plaza

New York, New York 10020

Telephone:  (212) 492-1100

(Name, address and telephone number, including area code, of agent for service)

_____________

Copies of communications to:

Jeffrey G. Aromatorio, Esq.

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2716

Telephone:  (412) 288-3364

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒    Accelerated filer ☐    Non-accelerated filer ☐    (Do not check if a smaller reporting company)

Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered[1]	Proposed maximum offering price per share	Proposed maximum aggregate offering price[2]	Amount of registration fee

Common Stock, $.001 par value	408,693	$67.11	$27,427,387	$3,741.10

1              Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance under the W. P. Carey Inc. Employee Share Purchase Plan (the “Plan”) as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock.  The 408,693 shares of Common Stock to be registered are in addition to 500,000 shares of Common Stock previously registered in connection with the Plan on a registration statement on Form S-8 filed with the Securities and Exchange Commission on June 5, 1998 (Registration No. 333-56121), as amended by Post-Effective Amendment No. 1 to Form S-8 filed with the Securities and Exchange Commission on October 1, 2012 (Registration No. 333-56121).

2              Estimated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee, and based upon the $67.11 per share average of the high and low sales price of the Common Stock on the New York Stock Exchange on April 1, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “1933 Act”).  The documents containing information specified in the instructions to Part I of Form S-8 will be sent or given to employees participating in the W. P. Carey Inc. Employee Share Purchase Plan as specified by Rule 428(b)(1) of the 1933 Act.  Those documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by the registrant (the “Company”) with the Commission are incorporated by reference in this Registration Statement:

(a)   The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed on February 26, 2013;

(b)  All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“the 1934 Act”) since the end of the fiscal year covered by the annual report on Form 10-K referred to in paragraph (a) above; and

(c)  The description of the registrant’s Common Stock contained or incorporated in the registrant’s Registration Statement on Form 8-A filed on September 25, 2012 (File No. 001-35665) (which, among other matters, registers the registrant’s Common Stock under Section 12(b) of the 1934 Act), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act (other than portions of those documents furnished or otherwise not deemed to be filed), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•                  actual receipt of an improper benefit in money, property or services; or

•                  active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

The Company’s charter contains such a provision that eliminates directors’ and officers’ liability for money damages to the maximum extent permitted by Maryland law. These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or rescission. The Company’s charter and bylaws also provide that the Company must indemnify (to the maximum extent permitted by Maryland law), and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any individual who is a present or former director or officer of the Company or a predecessor of the Company from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity as a director or officer. Additionally, the Company’s charter provides that the Company may, with the approval of the board of directors, indemnify, if and to the extent determined to be authorized and appropriate in accordance with applicable law, any person permitted, but not required, to be indemnified under Maryland law by the Company or a predecessor of the Company.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she was made, or was threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis of that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Company has adopted an Indemnification Policy applicable to its officers and Directors. The Indemnification Policy requires, among other things, that the Company indemnify its (or any predecessor company’s) officers and Directors, to the fullest extent permitted by Maryland law, against all reasonable costs, charges, and expenses (including attorney’s fees), judgments, penalties, fines, and settlements (if such settlement is approved in advance by the Company) actually and reasonably incurred in connection with the defense and/or settlement of any threatened, pending, or completed suit, action, or proceeding, and to advance to such officers and Directors all related reasonable costs, charges and expenses (including attorney’s fees) incurred by them in connection therewith, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also advance all reasonable costs, charges and expenses incurred by officers and Directors seeking to enforce their rights to advancement under the Indemnification Policy and may cover officers and Directors under the Company’s Directors and officers liability insurance. Although the Indemnification Policy offers substantially the same scope of coverage afforded by provisions in the Company’s charter and bylaws, it provides greater assurance to officers and Directors that indemnification will be available, because it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights that it provides with respect to existing facts.

Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling us for liability arising under the 1933 Act, the Company has been informed that, in the opinion of the Commission, this indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of the registration Statement:

Exhibit
Number	Description
4.1

Articles of Amendment and Restatement of W. P. Carey Inc., incorporated by reference to Annex F to Registrant’s Registration Statement on Form S-4/A filed with the SEC on July 27, 2012 (File No. 333-180328).

4.2	Amended & Restated Bylaws of W. P. Carey Inc., incorporated by reference to Annex G to Registrant’s Registration Statement on Form S-4/A filed with the SEC on July 27, 2012 (File No. 333-180328).

4.3	W. P. Carey Inc. Employee Share Purchase Plan, amended and restated as of October 1, 2012.*

5.1	Opinion of Reed Smith LLP.*

23.1	Consent of Reed Smith LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).*

23.2	Consent of PricewaterhouseCoopers LLP.*

24.1	Power of Attorney (included on signature page hereto).*

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*                                        Filed herewith.

Item 9.  Undertakings.

(a)  Rule 415 offering.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement;

(2)  That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  Filings incorporating subsequent 1934 Act Documents by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Filing of Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on April 4, 2013.

W. P. CAREY INC.

By:	/s/ Trevor P. Bond
Trevor P. Bond
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Trevor P. Bond, Susan C. Hyde, and Paul Marcotrigiano, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her or in his or her name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated, as of April 4, 2013.

Signature	Title

/s/ Trevor P. Bond	Chief Executive Officer, President and Director
Trevor P. Bond	(Principal Executive Officer)

/s/ Catherine D. Rice	Managing Director and Chief Financial Officer
Catherine D. Rice	(Principal Financial Officer)

/s/ Hisham A. Kader	Chief Accounting Officer
Hisham A. Kader	(Principal Accounting Officer)

/s/ Francis J. Carey	Director
Francis J. Carey

/s/ Mark J. DeCesaris	Director
Mark J. DeCesaris

/s/ Nathaniel S. Coolidge	Director
Nathaniel S. Coolidge

/s/ Eberhard Faber, IV	Director
Eberhard Faber, IV

/s/ Benjamin H. Griswold, IV	Director
Benjamin H. Griswold, IV

/s/ Axel K.A. Hansing	Director
Axel K.A. Hansing

/s/ Richard C. Marston	Director
Richard C. Marston

/s/ Robert E. Mittelstaedt, Jr.	Director
Robert E. Mittelstaedt, Jr.

/s/ Charles E. Parente	Director
Charles E. Parente

/s/ Nick J.M. van Ommen	Director
Nick J.M. van Ommen

/s/ Karsten von Köller	Director
Karsten von Köller

/s/ Reginald Winssinger	Director
Reginald Winssinger

Exhibit Index

(Pursuant to Item 601 of Regulation S-K)

Exhibit
No.	Description

4.1

Articles of Amendment and Restatement of W. P. Carey Inc., incorporated by reference to Annex F to Registrant’s Registration Statement on Form S-4/A filed with the SEC on July 27, 2012 (File No. 333-180328).

4.2	Amended & Restated Bylaws of W. P. Carey Inc., incorporated by reference to Annex G to Registrant’s Registration Statement on Form S-4/A filed with the SEC on July 27, 2012 (File No. 333-180328).

4.3	W. P. Carey Inc. Employee Share Purchase Plan, amended and restated as of October 1, 2012.*

5.1	Opinion of Reed Smith LLP.*

23.1	Consent of Reed Smith LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).*

23.2	Consent of PricewaterhouseCoopers LLP.*

24.1	Power of Attorney (included on signature page hereto).*

____________

*           Filed herewith.